Exhibit 10.29

30 June 2024

Attn: LAI Tsun Shing

HKID No.: [•]

Dear Mr. LAI,

Appointment Letter

We are pleased and welcome your acceptance to be appointed as the Chief Financial Officer of Voltage X Limited (“Voltage X” or the “Company”). The Company is incorporated with limited liabilities under the laws of Cayman Islands. The Company also has subsidiary companies and/or businesses established in Australia, Hong Kong, London, Taipei and Seychelles whereby collectively, shall be depicted as “Voltage X” or the “Group”

We are pleased to set out in this letter (“Letter”) the detailed terms of the offer of appointment and would be grateful if you can sign and return the acknowledgement receipt of this Letter to confirm your acceptance.

If you accept this offer of opportunity, the following terms will apply:

1.	The Company

Voltage X is an integrated AI digital marketing Company that focuses on blending dynamism, innovation, and the power of AI to drive efficient marketing purposes. Voltage X specializes in delivering bespoke full-service solutions. Our services encompass public relations, digital marketing strategy, social media management, video production, creative design, influencer strategy and event management across multi-channels.

The Company is a privately held company that has engaged in plans to pursue an initial public offering (“IPO”) on the Nasdaq Capital Market in the near future (the “Listing”).

2.	Position and Appointment

(a)	You will be appointed to act as the Chief Financial Officer (“CFO”) of the Company (“Appointments” or “Roles”).

(b)	You shall report to the Chief Executive Officer and Executive Director of the Group.

(c)	The Appointment is subject to the Company’s Memorandum and Articles of Association (“Articles”) and nothing in this letter shall be taken to exclude or vary the terms of the Articles as they apply to your Appointment.

(d)	You shall be an Officer of the Company as covered in Rule 16a-1(f) under the Securities and Exchange Act of 1934.

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3.	Date of Commencement

Your official appointment of the Company as Chief Financial Officer will take effect upon the date of this letter (‘the commencement Date”), or as mutually agreed upon between yourself and the Executive Board of Directors of the Company.

4.	Duties and Responsibilities

You shall be responsible for overseeing the finance and accounting, administrative, and risk management operations of the Company, including but not limited to the development of financial and operational strategies, metrics tied to such strategies, and the ongoing development and monitoring of control systems designed to preserve company assets and report accurate financial results.

As a CFO of the company, your key responsibilities include:

(a)	Your role is a management role, and you shall be expected to oversee, manage, and motivate the staff of the Finance and Accounting department to execute and achieve departmental milestones and targets, while collaborating with other members of the Company to further Group objectives.

(b)	Your principal accountabilities include:

(i)	Planning: Assist in formulating the Group’s future direction, monitor and manage the capital request and budgeting processes;

(ii)	Operations: Participate in key decisions as a member of the management team, oversee the Group’s transaction processing systems, implement operational best practices;

(iii)	Financial Information: Oversee the issuance of financial information, report financial results to the Board of Directors;

(iv)	Risk Management: Understand and mitigate key elements of the Group’s risk profile, construct and monitor reliable control systems, ensure that record keeping meets the requirements of auditors and regulatory bodies, report risk issues to the Board of Directors;

(v)	Funding: Monitor cash balances and cash forecasts, arrange debt and eguity financing when relevant;

(vi)	Third Parties: Maintain banking relationships, represent the Company and the Group with investment bankers and investors when relevant.

(c)	You are expected to fulfill operational and leadership duties as requested by the Chief Executive Officer, the Company, the shareholders of the Company, and members of the Executive and Non-Executive Board, on a day-to-day basis during official office hours where necessary. Your contribution shall be vital and appreciated in regard to the execution of business decisions made by the Executive Board.

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(d)	You shall:

(i)	Observe and comply with all statutory rules, and regulations where applicable as governed by the internal policies and guidelines of the Company;

(ii)	Provide traceable contact during and after office hours, on weekdays and weekends, or during public holidays, whereby your availability may occasionally and reasonably be sought.

Additionally, you shall during your Appointment:

(a)	Ensure the Company is appropriately organized and staffed and has authority to hire and terminate staff as necessary to enable it to achieve the approved strategy.

(b)	In conjunction with other members of management, ensure that expenditures of the Company are within the authorized annual budget of the Company.

(c)	Assess the principal risks of the Company and ensure that these risks are being monitored and managed.

(d)	Ensure effective internal controls and management information systems are in place.

(e)	Ensure that the Company has appropriate systems to enable it to conduct its business activities both lawfully and ethically.

(f)	Observe and comply with the Company’s adopted Code of Business Conduct and Ethics, where that any waivers given to directors or executive officers must be approved by the Board.

(g)	Observe and comply with all statutory rules and regulations where applicable as governed by the laws of your residence and jurisdictions in which operate on behalf of the Company.

(h)	Confirm you are able to and will devote sufficient time to perform your Roles.

(i)	Consider the interests of the Company and its employees when implementing executive decisions.

(j)	Keep abreast of all material undertakings and activities of the Company and all material external factors affecting the Company and ensure that processes and systems are in place to ensure that you and the management of the Company are adequately informed.

(k)	Ensure that the Directors are properly informed, and that sufficient information is provided to the Board to enable the Directors to form appropriate judgment. Ensure the integrity of all public disclosure of the Company.

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(l)	Provide traceable contact during and after office hours, on weekdays and weekends, or during public holidays, whereby your availability may occasionally and reasonably be sought.

(m)	Declare any conflicts that are apparent at present, or become apparent, between the Company and your external activities, interests, or roles. Should any potential conflicts of interest arise, you will disclose this to the Board as soon as they become apparent.

(n)	Obtain clearance from the Board prior to dealing in publicly traded shares in the Company subsequent to the Listing and shall adhere to the Insider Trading Policy as adopted by the Company.

(o)	Observe and comply with the disclosure requirements and obligations of you and/or your affiliated party(s) as applicable in accordance with U.S. securities laws, regulations and SEC disclosure requirements.

5.	Salary, Sales Commission and Cash Bonus

(a)	Prior to the IPO, your package is same as current employment in Raeon International Limited. Upon the completion of the IPO, your salary will be USD 82,000 per annum paid out in an equivalent amount of twelve (12) months per calendar year.

(b)	The annual increment of your salary will be assessed on the basis of professional merit and the Company’s performance and is awarded at the discretion of the Board of Directors of the Company and as approved by the Compensation Committee.

(c)	With completion of one full year’s service (or a pro-rata portion thereof if service is less than one year), you may be entitled to a bonus as determined at the full discretion of the Board of Directors of the Company and approval of the Compensation Committee. Any bonus will only be payable only if you are still in employment of the Company on the bonus payment date which shall be payable in December or subsequent January of each calendar year.

6.	Share Bonus

You shall be entitled to receive share bonuses with the amount, cap, timing of payouts, vesting rate and schedule, subject to the full discretion of the Company and approval of the Compensation Committee. All terms and conditions of share bonuses shall be assessed based on the overall financial position and performance of the Company, as well as your contribution and performance upon rendering services by yourself during your Appointment under this Agreement. Any particulars associated to your eligibility to share bonuses shall be definitively defined at a future date as mutually agreed upon between yourself and the Executive Board of Directors, and as approved by the Compensation Committee.

7.	Share Option and Share Plans

You may be entitled to be granted share option or share plans in the Company, at the discretion of the Board, to purchase Class A ordinary shares of the authorized share capital in the Company as pursuant to the particulars described by the Company’s Share Option Plan subject to the ongoing effect of your Appointments.

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8.	Expenses

The Company will reimburse all reasonable travelling, hotel and other expenses incurred by you in connection with the Company’s business on production of appropriate receipts.

9.	Restriction on Other Activities

(a)	During your employment, you shall diligently and faithfully serve the Company and not act in any way which is in conflict with the interest of the Company.

(b)	You shall not during your employment be engaged or interested directly or indirectly in any official capacity in any other trade, business, occupation, or assignment outside the Company not already previously disclosed, unless otherwise approved and consented by the Board of Directors in writing.

(c)	Consult with the Chairman of the Board prior to accepting any other (or further) directorships of companies or any major external appointments and promptly inform the Board of acceptance of any such appointment.

10.	Privacy of Information

(a)	You shall not except as authorized by the Company or required by your responsibilities reveal to any person or Company any of the trade secrets or any information concerning the organization, business, finances, transactions or affairs of the Company which may come to your knowledge during your contract with the Company and shall keep with complete secrecy confidential information entrusted to you and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Company or may be likely to do so. This restriction shall continue to apply if and when after the termination of your appointment without limit in time.

(b)	You shall not either during the period of your appointment or afterwards use or permit to be used any books, documents, moneys, assets, records or other property belonging to or relating to any dealings, affair or business of the Company other than for the benefit of the Company. You shall immediately deliver and return to the Company all such books, documents, money, securities, records or other property which you then have or should have in your possession upon termination of your appointment hereunder.

(c)	The Company, however, agrees to provide you with any information concerning areas of interest and relevance of the Company as required by you in order to enable you to fulfill your Roles of the Company.

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11.	Insurance and Indemnity

The Company shall establish directors’ and officers’ liability coverage, and it is intended to maintain such coverage through the period of your Appointments.

12.	Mandatory Provident Fund and Medical Insurance

(a)	You will be entitled to become a member of the Company’s standard Mandatory Provident Fund scheme in accordance with the company’s policy and the statutory requirements. In addition to the mandatory contribution, both the Company and you as the employee may each provide monthly voluntary contributions to the Mandatory Provident Fund Scheme based on a percentage of your monthly base salary as approved by the Board.

(b)	You will be admitted to the Company’s medical scheme (Plan 2), which provides reimbursement of consultation and hospitalization expenses in accordance with the terms of the scheme. Family members including spouse and children (below 21) are eligible to medical benefits.

13.	Annual Leaves

You will be eligible for [16] days (exclusive of Saturday & Statutory Holidays) of annual leave for each completed year of service in accordance with the Company’s annual leave policy, as amended from time to time. Such leave may be taken at a time that is mutually convenient to you and the Company. After the end of your second-year employment, an additional day of annual leave will be granted for each completed year of service subject to a maximum of 25 days of annual leave.

14.	Termination

Your Appointments with the Company and Company may only be terminated:

(a)	By you after giving the Company not less than three (3) months’ notice in writing.

(b)	By the Company after giving, you three (3) months’ notice in writing; or

(c)	By the Company with immediate effect in the event that you:

(i)	Conduct dishonesty, fraud, gross negligence, willful default or refusal to carry out any lawful order or instructions, or the repeated breach of any rules or regulations of the Company, or those as governed by the laws of your residency or jurisdictions in which you operate on behalf of the Group.

(ii)	Commit a material breach of your obligations under this letter;

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(iii)	Commit any serious or repeated breach or non-observance of your obligations to the Company and Group;

(iv)	Are convicted of a criminal offence other than an offence under road traffic legislation in the jurisdiction of your residency or elsewhere for which a fine or non-custodial penalty is imposed;

(v)	Declare bankruptcy or have made an arrangement with or for the benefit of your creditors; or

(vi)	Are disqualified from acting as a director.

15.	Garden Leave

(a)	Notwithstanding any other provision in this Agreement, if you or the Company has given the other notice of termination, the Company shall be under no obligation to vest in or assign to you any duties or work or require you to appear at work.

(b)	During the period of notice as provided in “Termination Notice” above, the Company may suspend you from the performance of your duties and work on full pay and contractual benefits and exclude you from the Company’s premises. You will remain bound by all the express and implied obligations arising out of your employment with the Company, including obligations of good faith.

(c)	You acknowledge that:

(i)	You provide special services to the Company; and

(ii)	“Garden Leave” is, in the circumstances, reasonable and necessary to protect the Company’s legitimate business interests.

16.	Representations and Warranties

(a)	By accepting appointment offer in this Letter, you shall represent and agree that:

(i)	you have not, failed to disclose, or misrepresented to Company or the Group or any of its affiliates any information, which Company or the Group in its sole and absolute discretion deems to be material for the purposes of this offer of appointment; and

(ii)	you are free to enter into this Letter and to continue appointment with Company or the Group and that you are not subject to any agreement, arrangement or restriction affecting your right to compete with any person or to solicit clients or employees of any person or in any way restricting you from performing the obligations referred to in this Letter.

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(b)	We shall have the right to terminate your appointment for Cause if it subsequently discovers that any of the above representation was untrue as at the date on which you countersign this letter. In addition, by accepting appointment, you give your irrevocable consent to us (or any person acting on behalf of us) conducting such checks and investigations as we in our sole and absolute discretion deems necessary in order (i) to verify the matters covered by the representations set out above; and (ii) to determine your suitability for appointment with us.

17.	Assignment

(a)	Neither this Letter nor any right, duty, obligations, or interest hereunder shall be assignable or delegable by you without prior written of the Board.

(b)	This Letter and all of Company’s or the Group’s rights and obligations under it may be assigned, delegated or transferred by it to any affiliate or subsidiary of Company or its parent or to any legal entity under common control with Company or to any business entity which at any time, whether by merger, operation of law, change of control, or otherwise, acquires all or substantially all of the assets of Company or to which Company transfers all or substantially all of its assets. Upon such assignment, delegation, or transfer, any such affiliate, subsidiary or business entity Is deemed to be substituted for all purposes as Company under this Letter.

18.	Government Law

This letter shall be governed by and construed in accordance with the laws of Cayman Islands and each of the parties hereto submitted to the non-exclusive of the Cayman Islands courts in connection with any dispute relating to this letter.

Please signify your acceptance of the above terms and conditions by signing and returning to us the enclosed duplicate copy of this letter.

Yours faithfully,

For and on behalf of
VOLTAGE X LIMITED	Agreed and accepted by:

Name: Terence Cheung	Name: LAI Tsun Shing
Position: Director	HKID No.: [●]
Date:	Date:

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Confidentiality and Intellectual Property Policies (“Policy”)

1. Definitions

1.1 “Confidential Information” means all information, in any form whatsoever, and irrespective of whether or not it is marked confidential, that is provided directly or indirectly to the employee by, on behalf of, or for the benefit of Voltage X Limited, its affiliates and subsidiaries (collectively, the “Company”) prior to or during the appointment period, including but not limited to the following:

a)	proprietary or other confidential information of a relevant third party, including but not limited to information contained in an application for product review; trade secrets; and financial, scientific, technical, legal, and marketing information about a product or company;

b)	information that is confidential to the Company, including but not limited to internal communications, internal discussions, legal opinions, meeting records, and briefing notes;

c)	information that is conceived or developed by, on behalf of, or for the benefit of the Company using any of the Confidential Information;

d)	notes, summaries, and memoranda of any nature or form whatsoever of the employee as provided to the Company; and/or

e)	personal information of individuals related to the Company, as protected by privacy laws.

Confidential Information shall include any of the following information received or derived by the employee prior to or during the period of appointment: (i) all written, visual, oral, electronic data and information; (ii) all production schedules, lines of products, product samples, chemical entities, compounds and compound families, pre-clinical, clinical and analysis data, technologies, new product developments, products designs, technical information, business plan, manufacturing techniques, commercial strategies, volume of business, financial and marketing information, agreements with relevant third parties, protocols, formulae, patent or patentable information, know-how, trade secrets or other materials; and (iii) any notes, analyses, documents, summaries, written extracts or other materials created, developed or prepared by the employee using, reflecting, interpreting, evaluating or including any part of the Confidential Information. For clarity, Confidential Information shall include any and all Developed Property.

Confidential Information shall not include any information which:

a)	is known by the employee at the time of disclosure by the Company, as evidenced by his/her written records;

b)	is known or independently developed by the employee, as demonstrated by written evidence;

c)	is required to be disclosed by law, provided that the employee shall immediately inform the Company and cooperate with the Company in making an objection to such requirement; and

d)	is or becomes generally known or available to the public without breach of this Policy.

1.2 “Developed Property” means any and all Intellectual Property (and all Intellectual Property Rights to it) that the employee solely or jointly with others, conceives or reduces to practice during the period of appointment which are as a result of, or which would not have been conceived but for, the employee’s access to, or use of, or based on, the Confidential Information. For clarity, Developed Property includes Company Intellectual Property.

1.3 “Developments” means any and all Intellectual Property and/or inventions, improvements, works of authorship, discoveries, or technical developments, whether or not patentable and any Intellectual Property Rights in them.

1.4 “Intellectual Property” means any and all designs, ideas, creations, patents, inventions, discoveries, developments, improvements, trade secrets, works of authorship, trademarks, trade names, symbols, logos, or any other Intellectual property of any kind (regardless of registrability) including any registrations, applications, or provisional applications for them anywhere in the world.

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1.5 “Intellectual Property Rights” means any and all statutory and non-statutory rights, including moral rights, which protect or are available to protect Intellectual Property, products, services, or processes, against unauthorized use or copying worldwide.

1.6 “Representatives” means in respect of each party, its controlled or controlling affiliates, and its and their respective directors, officers, employees, attorneys, consultants and other agents and advisors, and in relation to me, also its family members.

2. Treatment of Confidential Information. Both before and after the commencement date of the appointment, the employee may receive or have in his/her custody, possession or control Confidential Information, which the employee shall:

2.1 not disclose such Confidential Information to any unauthorized persons or for any unauthorized purpose;

2.2 hold the Confidential Information in strict confidence, exercising a degree of care not less than the care used to protect the Company’s confidential or proprietary information from disclosure, and in no event less than a reasonable degree of care;

2.3 shall restrict disclosure of the Confidential Information solely to those of the employee’s Representatives who have been advised of that Representative’s confidentiality obligations with respect to the Confidentiality Information, and/or bound to the employee or the Company by similar obligations as contained in this Policy, who have a strict need-to-know and the employee shall not disclose the Confidential Information to any other person;

2.4 shall advise those Representatives of their confidentiality obligations with respect to the Confidentiality Information; and

2.5 shall immediately notify the Company in writing of any actual misuse, misappropriation, or unauthorized disclosure of any Confidential Information.

3. Use of Confidential Information.

3.1 The employee shall use the Confidential Information only in connection with and where necessary for the performance of the employee’s duties and obligations under his/her appointment.

3.2 The employee shall not use, transform, or store the Confidential Information in an externally accessible computer or electronic information retrieval system or transmit it in any form or by any means whatsoever outside of its usual place of business.

3.3 Neither the employee nor his/her Representatives shall use or reverse engineer the Confidential Information, in whole or in part, for the employee or his/her Representatives’ own unauthorized benefit, or for the unauthorized benefit of any third parties (including in order to make derivative works), or to the Company’s detriment, regardless of whether or not the Confidential Information falls into the public domain. The employee shall be responsible for any breach of the obligations of confidentiality under this Policy by a Representative as if such breach was made by the employee.

3.4 Unless otherwise specified in writing, all documents and materials containing or embodying Confidential Information shall remain the property of Company. Nothing in this Policy constitutes a waiver by the Company or a relevant third party to any of their respective rights, title, privilege, or interest in the Confidential Information.

4. Ownership of Confidential Information. All Confidential Information, in particular any Intellectual Property, is deemed the exclusive property of the Company on creation. The employee has no right, title, or interest in the Confidential Information, any Developed Property.

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5. Assignment of Developed Property.

5.1 Work for hire. To the extent that the employee jointly or solely conceives, develops or reduce to practices any new inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws or other intellectual property which clearly relates to the Company’s business or innovations, as well as those that have been created by the employee solely such as in correspondence, e-mails, meetings or meetings relating to the Company, provided they are not related to the scope of the appointment (collectively, “Company Intellectual Property”), all such Company Intellectual Property shall be “work made for hire” vested in and for the benefit of the Company and hereby assigns all rights, titles and interest to such Company Intellectual Property to the Company.

For clarity, Company Intellectual Property includes but does not limit to Developments that include or are related in whole or in party, in directly or indirectly, to the Confidential Information, as well as the Company’s products, research and development activities, field of technological and industrial specializations.

5.2 Assignment. The employee hereby absolutely and unconditionally assigns to the Company or its designees all of the employee’s rights, title and interest in and to all Developments which s/he solely or jointly with others, conceive or reduce to practice during the appointment period which are as a result of, or which would not have been conceived but for, employee’s access to, or use of, or based on, the Confidential Information. Such Developed Property includes any Developments that the employee conceive or reduce to practice: (i) that include or are related in whole or in part, directly or indirectly, to the Confidential Information, or the Company’s product and service lines, research and development activities, or fields or technological or industrial specializations; (ii) in the course of the appointment; (iii) pursuant to any project in which the employee is a participant whether or not at the Company that is either financed or directed by a member of the Company or in which the Company’s equipment, biological materials, or any other item of the Company’s property, tangible or intangible; or (iv) at the Company’s expense, in whole or in part.

5.3 Disclosure. The employee shall disclose promptly to Company all Developed Property.

5.4 Securing Rights. The employee shall take all necessary action to assist the Company or its designees, both during or after the appointment, in securing Intellectual Property Rights on the Developed Property, including by executing all papers that the Company deems necessary or desirable for the purpose of vesting in the Company or its designees such rights, the reasonable expense of which shall be borne by the Company.

5.5 Unrestricted License. In the event any court or other tribunal of competent authority determines that any Intellectual Property (and Intellectual Property Rights in it) cannot or shall not be assigned as provided in this Policy, the employee hereby grant to the Company a fully paid up, worldwide, irrevocable, exclusive, and unrestricted license to such Intellectual Property, including the right to sub-license and make derivative works.

6. Return of Property. Upon written request from the Company or upon termination or expiration his/her appointment, the employee shall:

6.1 promptly return to the Company all Confidential Information in tangible form (including electronic form) that is in the employer’s or his/her Representative’s possession, custody, or control, including any of the Company’s biological materials, processes, files, letters, memos, trade secrets, reports, sketches, drawings, formulae, all laboratory notebooks, or other written or electronically recorded material containing Confidential Information of any type;

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6.2 destroy all documents and materials (and any copies) containing, reflecting, incorporating, or based on the Company’s Confidential Information;

6.3 erase all the Confidential Information from his/her computer systems or which is stored in electronic form (to the extent possible); and/or

6.4 certify in writing to the Company that it has complied with the requirements of this section.

7. Other Proprietary Information.

7.1 The employee’s obligations under this Policy also extend to the types of Confidential Information owned by a person other than the Company, which person has entrusted such information to the Company in the course of business or research.

7.2 The employee warrants and covenants that s/he has not, and shall not, disclose or convey to the Company any proprietary information or other right which s/he may not legally disclose or convey by virtue of the ownership of such right by another person. The employee represents that s/he has not brought and shall not bring to Company, in the course of the appointment, any materials or documents of a current or former employer that are not generally available to the public, unless s/he has obtained prior express written authorization from such employer for their possession and use.

8. Mandatory Disclosure. In the event that the employee is required by law, regulation, government agency or court order, discovery request, subpoena, or civil investigative demand to disclose Confidential Information, s/he shall provide Company with prompt written notice, so that it can work with the employee to limit the disclosure to the greatest extent possible, consistent with legal obligations, as advised by Company’s legal counsel. The employee shall use reasonable efforts to minimize such disclosure and reasonable efforts to obtain an assurance that the recipient accords confidential treatment to the Confidential Information.

9. Survival. The employee’s obligations with respect to this Policy, and all those provisions in any appointment agreements entered into between Company and the employee which by their nature or their terms are intended to survive beyond termination or expiration of the appointment agreements, shall survive beyond termination or expiration of this Policy and the appointment agreements. All obligations to protect Confidential Information will survive termination until such time as they cease to be Confidential Information other than through unauthorized disclosure.

10. Binding Effect.

10.1 This Policy, if accepted and agreed by an employee, is not merely “aspirational” but shall be essential and critical to his/he conditions of appointment and shall form a part of the appointment agreement between the employee and the Company. The employee must comply with the Policy at all times during his/her appointment.

10.2 Further, the employee acknowledges that the Company may change or update this Policy in writing from time to time. When new terms are added or when existing terms are changes, the employee acknowledges that the most recent version of the Employee Confidentiality and Intellectual Property Policies shall prevail and will govern any new actions.

10.3 In the event that any terms of this Policy contradict with the terms of the appointment agreement between the employee and the Company, the terms of this Policy shall govern.

11. Understanding. The employee warrants and acknowledges that s/he has carefully read all the provisions of this Policy, that s/he completely understands all of such provisions and that all of the statements in it are made by, or which refer to the employees are accurate, complete and omit no facts or statements of a material nature. The employee further warrants that s/he has no agreements with or obligations to others which conflict with of the employee’s obligations under any appointment agreements entered into between Company and the employee.

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